Form 10-K/A, Exhibit 13
period 1995-12-31
AMERICAN INCOME 8 LIMITED PARTNERSHIP
filed 1996-04-09
CIK 780399

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

        For each of the five years in the period ended December 31, 1995:


         Summary of
         Operations                    1995               1994               1993                1992               1991
- ----------------------------        -----------        -----------        -----------         -----------        -----------
Lease revenue                       $ 1,368,867        $ 1,714,777        $ 1,649,854         $ 3,819,416        $ 5,235,976

Net income (loss)                   $    30,531        $   827,928        $   824,703         $  (325,239)       $   434,483

Per Unit:
     Net income (loss)              $      0.40        $     10.95        $     10.91         $     (4.30)       $      5.75

     Cash distributions             $     15.00        $     22.50        $     26.87         $     32.50        $     29.37

          Financial
          Position
- ----------------------------
Total assets                        $ 5,092,161        $ 6,595,886        $ 8,434,486         $10,286,038        $15,161,641

Total long-term
     obligations                             --        $   549,253        $ 1,207,744         $ 1,754,153        $ 3,675,522

Partners' capital                   $ 4,599,990        $ 5,703,580        $ 6,576,834         $ 7,784,098        $10,566,599


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

            Year ended December 31, 1995 compared to the year ended December 31, 1994 and the year ended December 31, 1994 compared to the year ended December 31, 1993


Overview
- --------

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

Results of Operations
- ---------------------

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

Liquidity and Capital Resources and Discussion of Cash Flows
- ------------------------------------------------------------

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

                        REPORT OF INDEPENDENT AUDITORS
                        ------------------------------


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


                                                         /s/ ERNST & YOUNG LLP
                                                         ERNST & YOUNG LLP

Boston, Massachusetts
March 12, 1996

                     AMERICAN INCOME 8 LIMITED PARTNERSHIP

                        STATEMENT OF FINANCIAL POSITION
                          December 31, 1995 and 1994

                                                        1995                   1994
                                                     -----------            ----------
ASSETS
- ------

Cash and cash equivalents                            $   430,613            $  712,472

Rents receivable, net of allowance for doubtful
     accounts of $18,000 and $62,000 at
     December 31, 1995 and 1994, respectively                799                   801

Accounts receivable - affiliate                          175,884               113,192

Equipment at cost, net of accumulated
     depreciation of $7,908,452 and $9,252,967
     at December 31, 1995 and 1994, respectively       4,484,865             5,769,421
                                                     -----------          ------------

         Total assets                                $ 5,092,161          $  6,595,886
                                                     ===========          ============


LIABILITIES AND PARTNERS' CAPITAL
- ---------------------------------

Notes payable                                        $        --          $    549,253
Accrued interest                                              --                 1,192
Accrued liabilities                                       20,000                15,500
Accrued liabilities - affiliate                            9,080                 2,533
Deferred rental income                                   179,561                40,298
Cash distributions payable to partners                   283,530               283,530
                                                     -----------          ------------

         Total liabilities                               492,171               892,306
                                                     -----------          -------------

Partners' capital (deficit):
     General Partner                                    (118,365)             (107,329)
     Limited Partnership Interests (74,852 Units;
     initial purchase price of $250 each)              4,718,355             5,810,909
                                                     -----------          ------------

         Total partners' capital                       4,599,990             5,703,580
                                                     -----------          ------------

         Total liabilities and partners' capital     $ 5,092,161          $  6,595,886
                                                     ===========          ============

                  The accompanying notes are an integral part
                        of these financial statements.

                     AMERICAN INCOME 8 LIMITED PARTNERSHIP

                            STATEMENT OF OPERATIONS
             for the years ended December 31, 1995, 1994 and 1993

                                                              1995                      1994                       1993
                                                           -----------               -----------               -----------
Income:


     Lease revenue                                         $ 1,368,867               $ 1,714,777               $ 1,649,854

     Interest income                                            34,656                    42,232                    36,906

     Gain on sale of equipment                                 122,608                   127,104                   954,148
                                                           -----------               -----------               -----------

         Total income                                        1,526,131                 1,884,113                 2,640,908
                                                           -----------               -----------               -----------

Expenses:

     Depreciation                                              689,756                   768,557                 1,526,435

     Write-down of equipment                                   594,800                        --                        --

     Interest expense                                           33,728                    73,550                   103,768

     Interest expense - affiliate                                   --                     2,291                        --

     Equipment management fees - affiliate                      68,443                    85,739                    82,493

     Operating expenses - affiliate                            108,873                   126,048                   103,509
                                                           -----------               -----------               -----------

         Total expenses                                      1,495,600                 1,056,185                 1,816,205
                                                           -----------               -----------               -----------

Net income                                                 $    30,531               $   827,928               $   824,703
                                                           ===========               ===========               ===========

Net income
     per limited partnership unit                          $      0.40               $     10.95               $     10.91
                                                           ===========               ===========               ===========
Cash distributions declared
     per limited partnership unit                          $     15.00               $     22.50               $     26.87
                                                           ===========               ===========               ===========

                  The accompanying notes are an integral part
                        of these financial statements.

                     AMERICAN INCOME 8 LIMITED PARTNERSHIP

               STATEMENT   OF  CHANGES  IN   PARTNERS' CAPITAL
           for the  years  ended  December  31, 1995, 1994 and 1993


                                       General                   Limited Partners
                                       Partner              ------------------------------
                                       Amount                 Units              Amount                 Total
                                    -----------             ---------          -----------           -----------


Balance at December 31, 1992        $   (86,523)               74,852          $ 7,870,621           $ 7,784,098

Net income - 1993                         8,247                    --              816,456               824,703

Cash distributions declared             (20,320)                   --           (2,011,647)           (2,031,967)
                                    -----------             ---------          -----------           -----------

Balance at December 31, 1993            (98,596)               74,852            6,675,430             6,576,834

Net income - 1994                         8,279                    --              819,649               827,928

Cash distributions declared             (17,012)                   --           (1,684,170)           (1,701,182)
                                    -----------             ---------          -----------           -----------

Balance at December 31, 1994           (107,329)               74,852            5,810,909             5,703,580

Net income - 1995                           305                    --               30,226                30,531

Cash distributions declared             (11,341)                   --           (1,122,780)           (1,134,121)
                                    -----------             ---------          -----------           -----------

Balance at December 31, 1995        $  (118,365)               74,852          $ 4,718,355           $ 4,599,990
                                    ===========             =========          ===========           ===========

                  The accompanying notes are an integral part
                        of these financial statements.

                     AMERICAN INCOME 8 LIMITED PARTNERSHIP

                            STATEMENT OF CASH FLOWS
             for the years ended December 31, 1995, 1994 and 1993

                                                               1995                      1994                       1993
                                                            -----------               -----------               -----------

Cash flows from (used in) operating activities:
Net income                                                  $    30,531               $   827,928               $   824,703

Adjustments to reconcile net income to
   net cash from operating activities:
         Depreciation                                           689,756                   768,557                 1,526,435
         Write-down of equipment                                594,800                        --                        --
         Gain on sale of equipment                             (122,608)                 (127,104)                 (954,148)
         Increase (decrease) in allowance for
              doubtful accounts                                 (44,000)                       --                    42,000

Changes in assets and liabilities
     Decrease (increase) in:
         rents receivable                                        44,002                    73,203                   (82,686)
         accounts receivable - affiliate                        (62,692)                  164,335                   230,517
     Increase (decrease) in:
         accrued interest                                        (1,192)                   (7,477)                   (2,507)
         accrued liabilities                                      4,500                   (41,505)                   (5,495)
         accrued liabilities - affiliate                          6,547                    (5,252)                  (14,928)
         deferred rental income                                 139,263                   (63,600)                   66,816
                                                            -----------               -----------               -----------

              Net cash from operating activities            $ 1,278,907               $ 1,589,085                 1,630,707
                                                            -----------               -----------               -----------

Cash flows from (used in) investing activities:
     Purchase of equipment                                           --                   (13,636)                       --
     Proceeds from equipment sales                              122,608                   130,216                 1,419,490
                                                            -----------               -----------               -----------

              Net cash from investing activities                122,608                   116,580                 1,419,490
                                                            -----------               -----------               -----------

Cash flows from (used in) financing activities
     Proceeds from notes payable                                     --                        --                   112,170
     Principal payments - notes payable                        (549,253)                 (658,491)                 (658,579)
     Distributions paid                                      (1,134,121)               (1,890,203)               (2,173,732)
                                                            -----------               -----------               -----------

              Net cash used in financing activities          (1,683,374)               (2,548,694)               (2,720,141)
                                                            -----------               -----------               -----------
Net increase (decrease) in cash and
     cash equivalents                                          (281,859)                 (843,029)                  330,056

Cash and cash equivalents at beginning of year                  712,472                 1,555,501                 1,225,445
                                                            -----------               -----------               -----------

Cash and cash equivalents at end of year                        430,613                   712,472                 1,555,501
                                                            ===========               ===========               ===========

Supplemental disclosure of cash flow information:
     Cash paid during the year for interest                 $    34,920               $    83,318               $   106,275
                                                            ===========               ===========               ===========

                  The accompanying notes are an integral part
                        of these financial statements.

                     AMERICAN INCOME 8 LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                               December 31, 1995


NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS
- ---------------------------------------------

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

                     AMERICAN INCOME 8 LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
- ---------------------------------------------------

Statement of Cash Flows
- -----------------------

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

Revenue Recognition
- -------------------

        Rents are payable to the Partnership monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $3,419,781 are due as follows:

        For the year ending December 31, 1996               $   836,665
                                         1997                   813,373
                                         1998                   652,074
                                         1999                   647,199
                                         2000                   470,470
                                                            -----------

                                        Total               $ 3,419,781
                                                            ===========

        Future minimum rents include lease revenue to be generated from a renegotiated and extended renewal with Northwest Airlines, Inc. The renewal agreement will generate annual rental income to the Partnership of approximately $601,000 each year through December 31, 1999, and approximately $451,000 during the year ended December 31, 2000.

        Revenue from major individual lessees which accounted for 10% or more of lease revenue in each of the past three years is as follows:

                                                              1995                      1994                      1993
                                                          -----------             -------------             -----------------
ING Aviation Lease                                        $   146,894                        --                        --
Northwest Airlines, Inc.                                  $   889,458             $   1,033,947             $     985,256

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


Use of Estimates
- ----------------

        The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                     AMERICAN INCOME 8 LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                 (Continued)

Equipment on Lease
- ------------------

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

Depreciation
- ------------

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

Accrued Liabilities - Affiliate
- -------------------------------

        Unpaid operating expenses paid by AFG on behalf of the Partnership are reported as Accrued Liabilities- Affiliate. (See Note 4.)

Allocation of Profits and Losses
- --------------------------------

        For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (99% to the Limited Partners and 1% to the General Partner). See Note 5 concerning allocation of income or loss for income tax purposes.

                     AMERICAN INCOME 8 LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)


Net Income and Cash Distributions Per Unit
- ------------------------------------------
        Net income and cash distributions per Unit are based on 74,852 Units outstanding during each of the three years in the period ended December 31, 1995 and computed after allocation of the General Partner's 1% share of net income and cash distributions.

Provision For Income Taxes
- --------------------------

        No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

Impact of Recently Issued Accounting Standards
- ----------------------------------------------

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


NOTE 3 - EQUIPMENT
- ------------------

        The following is a summary of equipment owned by the Partnership at December 31, 1995. In the opinion of AFG, the acquisition cost of the equipment did not exceed its fair market value.

                                             Lease
                                              Term              Equipment
          Equipment Type                    (Months)             at Cost                            Location
- ---------------------------------          ----------          -----------         -------------------------------------------------

Aircraft                                       36-108          $ 9,414,460         MN/Foreign
Flight simulators                                  60              802,831         CT
Motor vehicles                                  12-72              679,830         IL
Communications                                  30-36              597,223         CT/DC/DE/MA/MD/MI/MN/NH/NJ
                                                                                   NY/PA/VA
Materials handling                               1-60              321,389         CA/CT/FL/GA/MA/MO/NC/OH/TX
Construction & mining                              12              314,762         NC
Trailers & intermodal containers                48-60              136,695         TX
Photocopying                                     1-36              104,511         IL/MI
Computers & peripherals                          1-60               21,616         LA

                                 Total equipment cost           12,393,317

                             Accumulated depreciation           (7,908,452)
                                                              ------------

           Equipment, net of accumulated depreciation         $  4,484,865
                                                              ============

                     AMERICAN INCOME 8 LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)

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


NOTE 4 - RELATED PARTY TRANSACTIONS
- -----------------------------------

        All operating expenses incurred by the Partnership are paid by AFG on behalf of the Partnership and AFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during each of the three years in the period ended December 31, 1995, which were paid or accrued by the Partnership to AFG or its Affiliates, are as follows:


                                                               1995                      1994                       1993
                                                            ---------                 ---------                  ---------
Equipment management fees                                   $  68,443                 $  85,739                  $  82,493
Interest expense - affiliate                                       --                     2,291                        --
Administrative charges                                         20,772                    12,000                    14,955
Reimbursable operating expenses
     due to third parties                                      88,101                   114,048                    88,554
                                                            ---------                 ---------                  ---------

                           Total                            $ 177,316                 $ 214,078                  $ 186,002
                                                            =========                 =========                  =========

        As provided under the terms of the Management Agreement, AFG is compensated for its services to the Partnership. Such services include all aspects of acquisition, management and sale of equipment. For acquisition

                     AMERICAN INCOME 8 LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)


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


NOTE 5 - INCOME TAXES
- ---------------------

        The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

                     AMERICAN INCOME 8 LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)


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

        The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1995, 1994 and 1993:


                                                               1995                      1994                      1993
                                                            ----------               -----------               -----------
Net income                                                  $   30,531               $   827,928               $   824,703

     Financial statement depreciation in
       excess of tax depreciation                              676,499                   418,080                   571,118
     Write-down of equipment                                   594,800                        --                        --
     Prepaid rental income                                     139,263                   (63,600)                   66,816
     Other                                                     (44,008)                  (43,973)                  493,456
                                                            ----------               -----------               -----------

Net income for federal income tax
     reporting purposes                                    $ 1,397,085               $ 1,138,435               $ 1,956,093
                                                           ===========               ===========               ===========

        The principal component of "Other" consists of the difference between tax gain on equipment disposals and the financial statement gain on disposals.

        The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1995 and 1994:

                                                                                         1995                      1994
                                                                                      -----------               -----------
Partners' capital                                                                     $ 4,599,990               $ 5,703,580

Add back selling commissions and organization
     and offering costs                                                                 2,177,684                 2,177,684

Financial statement distributions in excess of
     tax distributions                                                                      2,835                     2,835

Cumulative difference between federal income tax
     and financial statement income (loss)                                             (4,267,577)               (5,634,131)
                                                                                      -----------               -----------

Partners' capital for federal income tax
     reporting purposes                                                               $ 2,512,932               $ 2,249,968
                                                                                      ===========               ===========

                     AMERICAN INCOME 8 LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)


        Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.


NOTE 6 - LEGAL PROCEEDINGS
- --------------------------

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


NOTE 7 - SUBSEQUENT EVENT
- -------------------------

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

                     AMERICAN INCOME 8 LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)

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

      The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1995, 1994 and 1993.

                                                              1995                      1994                       1993
                                                           -----------               -----------                -----------
Rents earned prior to disposal of equipment,
     net of interest charges                               $ 2,830,161               $ 2,433,734                $ 4,747,859

Sale proceeds realized upon disposition
     of equipment                                              122,608                   130,216                  1,419,490
                                                           -----------               -----------                -----------

Total cash generated from rents and
     equipment sale proceeds                                 2,952,769                 2,563,950                  6,167,349

Original acquisition cost of
     equipment disposed                                      2,629,071                 2,099,226                  4,600,946
                                                           -----------               -----------                -----------

Excess of total cash generated to cost of
     equipment disposed                                    $   323,698               $   464,724                $ 1,566,403
                                                           ===========               ===========                ===========

                     AMERICAN INCOME 8 LIMITED PARTNERSHIP

           STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                            SALES AND REFINANCINGS

                     for the year ended December 31, 1995

                                                                                     Sales and
                                                          Operations               Refinancings                   Total
                                                       ----------------           ---------------           ---------------


Net income    (loss)                                   $        (92,077)          $       122,608           $        30,531

Add back:
     Depreciation                                               689,756                        --                   689,756
     Write-down of equipment                                    594,800                        --                   594,800
     Decrease in allowance for doubtful accounts                (44,000)                       --                   (44,000)
     Management fees                                             68,443                        --                    68,443

Less:
     Principal reduction of notes payable                      (549,253)                       --                  (549,253)
                                                       ----------------           ---------------           ---------------

     Cash from operations, sales
         and refinancings                                       667,669                   122,608                   790,277

Less:
     Management fees                                            (68,443)                       --                   (68,443)
                                                       ----------------           ---------------           ---------------

     Distributable cash from operations, sales
         and refinancings                                       599,226                   122,608                   721,834

Other sources and uses of cash:
     Cash at beginning of year                                  712,472                        --                   712,472
     Net change in receivables and accruals                     130,428                        --                   130,428

Less:
     Cash distributions paid                                 (1,011,513)                 (122,608)               (1,134,121)
                                                       ----------------           ---------------           ---------------

Cash at end of year                                    $        430,613                        --           $       430,613
                                                       ================           ===============           ===============


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